                                                                     EXHIBIT 2.1

                                           *** TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.80(b)(4),
                                                            200.83 AND 240.24b-2


================================================================================

                            ASSET PURCHASE AGREEMENT

                                 by and between:


                                VIXEL CORPORATION

                             a Delaware corporation;

                                       and

                    FUJITSU SOFTWARE TECHNOLOGY CORPORATION,

                             a Delaware corporation

                          ----------------------------

                            Dated as of April 4, 2002

                          ----------------------------


================================================================================

                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT is entered into as of April 4, 2002, by and between VIXEL CORPORATION, a Delaware corporation ("VIXEL" or "SELLER") and FUJITSU SOFTWARE TECHNOLOGY CORPORATION, d/b/a Fujitsu Softek, a Delaware corporation ("FUJITSU SOFTEK" or "PURCHASER"). Certain capitalized terms used in this Agreement are defined in EXHIBIT A. Vixel and Fujitsu Softek are referred to individually as a "PARTY" and collectively as the "PARTIES."

                                    RECITALS

        A. Vixel currently operates a business developing, marketing, selling and distributing licenses to SAN InSite(TM), Vixel's proprietary software program that allows users to monitor and manage multivendor storage devices in one or more storage area networks (the "SAN INSITE BUSINESS").

        B. Purchaser wishes to purchase and Seller desires to sell substantially all of the assets relating to the SAN InSite Business on the terms set forth in this Agreement.

                                    AGREEMENT

        The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. SALE, PURCHASE AND LICENSE OF ASSETS.

        1.1 ASSETS TO BE PURCHASED. On the terms and subject to the conditions set forth in this Agreement, and subject to Section 1.2, Seller shall sell and transfer to Purchaser, and Purchaser shall purchase from Seller, on the Closing, the following assets that relate to the SAN InSite Business (the "ACQUIRED ASSETS"):

           (a) Vixel's SAN InSite software program versions 3.5 and unreleased version 4.0, in both source code and object code formats, including any Intellectual Property rights thereto, but excluding any third party rights or technology (the "SAN INSITE SOFTWARE").

           (b) The laboratory equipment, other equipment and tangible personal property (including engineer's personal computers, workstations, LAN equipment, etc., not defined as laboratory equipment) and business software set forth on
Schedule 1.1(b); provided, that if any such property is subject to one or more lease agreements between Vixel and another Person, such property shall only be transferred to the extent the transfer is permitted under such lease agreements;

           (c) Seller's rights under its agreements with the SAN InSite customers set forth on Schedule 1.1(c) ("TRANSFERRED CUSTOMERS"), to the extent that assignment of such rights is permitted under such agreements;

           (d) Seller's rights under the license agreements specified on
Schedule 1.1(d) that provide software and software tools used by Seller in the operation of the SAN InSite



                                       1.

Business ("TRANSFERRED TECHNOLOGY"), to the extent that the assignment of such rights is permitted under such agreements; provided, that if any third party rights in the Transferred Technology, including any Intellectual Property rights thereto listed in Schedule 1.1(d), are subject to one or more license agreements between Seller and another Person, such third party rights in the Transferred Technology, including any Intellectual Property rights thereto listed in
Schedule 1.1(d) shall only be transferred to the extent the transfer is permitted under such license agreements. In the event that any third party rights in the Transferred Technology, including any Intellectual Property rights thereto, cannot be transferred, such third party rights shall be deemed Non-Transferred Technology (as defined in Section 1.2(e) below), and Seller or Purchaser, as appropriate, shall obtain such rights in the same or substantially similar technology, including any Intellectual Property rights thereto, in accordance with the provisions of Section 8.5.

           (e) The name "SAN InSite" and any related trademarks, service marks, trade names, logos and domain names, including, without limitation, those set forth on Schedule 1.1(e), and the goodwill associated therewith;

           (f) Any trade secrets or "know-how" owned by Vixel and used directly and primarily in the SAN InSite Business; and,

           (g) Any works-in-progress; marketing plans and technical documentation; relevant financial information; customer lists; marketing, sales and advertising literature; and other documents and records, each to the extent used directly and primarily in the SAN InSite Business.

        1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in this Agreement, the Acquired Assets shall not include any of the following (the "EXCLUDED ASSETS"):

           (a) Any cash, short-term investments or other cash equivalents, including, without limitation, any advance payments made by Purchaser to Seller prior to the Closing under that certain OEM Software Licensing and Distribution Agreement, dated April 16, 2001, by and between Purchaser and Seller (the "OEM AGREEMENT");

           (b) Any accounts receivable;

           (c) Any prepaid expenses or rights to receive refunds;

           (d) All items of equipment, trade fixtures, furnishings, vehicles and personal property not listed on Schedule 1.1(b); and

           (e) Any of Seller's rights under any agreement or other instrument that is not assigned or otherwise transferred to Purchaser under this Agreement, including but not limited to the agreements listed as non-transferred technology in Schedule 1.2 ("NON-TRANSFERRED TECHNOLOGY"), subject to the provisions of Sections 1.1(d) and 8.5.

        1.3 ASSUMED LIABILITIES. At the Closing, unless otherwise agreed, the Purchaser shall assume all Liabilities of the Seller associated with the SAN InSite Business and the Acquired Assets, including any Liabilities and obligations under the agreements transferred to



                                       2.

Purchaser under subsections (c) and (d) of Section 1.1 (the "ASSUMED LIABILITIES"). Notwithstanding the foregoing, the "Assumed Liabilities" shall not include, and Purchaser shall not be required to assume or to perform or discharge, any Liability of the Seller arising out of or relating to the execution, delivery or performance of this Agreement or that has arisen as a result of Seller's actions taken prior to the Closing, except for performance, as of the Closing, of agreements with Transferred Customers and relating to Transferred Technology for which Purchaser shall assume all obligation of performance and liability arising due to actions or omissions of Purchaser taken or made after the Closing.

        1.4 LICENSES.

            (a) LICENSE BACK TO THE SAN INSITE SOFTWARE. Fujitsu Softek hereby agrees to deliver and hereby grants to Vixel, as of the Closing, a nonexclusive, transferable, perpetual, irrevocable (except for material breach), royalty-free and fully paid-up license to reproduce, copy, use, and display the SAN InSite Software in object code format only for its internal business purposes or to provide support or maintenance to the customers set forth on Schedule 1.4, and to sublicense and distribute the SAN InSite Software to customers set forth on
Schedule 1.4; provided, that for each such customer, Vixel shall only sublicense or distribute: (i) the version specified on Schedule 1.4, (ii) any versions prior to such version, or (iii) any support or maintenance releases thereto.

            (b) NON-BLOCKING LICENSE. Under any patents Vixel now owns or later acquires or receives, Vixel hereby grants and agrees to grant to Fujitsu Softek, as of the Closing, a nonexclusive, perpetual, irrevocable (except for material breach), royalty-free and fully paid-up license, subject to Fujitsu Softek's compliance with the terms and conditions of this Agreement, to make, have made, use, import, sell and offer to sell, as appropriate, any products or services only to the extent such license grant by Vixel is reasonably necessary to enable Fujitsu Softek to exercise its ownership rights hereunder to the Acquired Assets and any Derivatives therefrom. The foregoing license shall be transferable or sublicensable only in connection with a transfer or sublicense by Fujitsu Softek of all or a significant portion of the Acquired Assets.

        1.5 PURCHASE PRICE. As consideration for the sale of the Acquired Assets to the Purchaser:

            (a) At the Closing, the Purchaser shall pay to the Seller, in cash, wire transfer or immediately available funds, a total of Two Million Five Hundred Thousand Dollars ($2,500,000);

            (b) Nine (9) months after the Closing, Purchaser shall pay to the Seller, in cash, wire transfer or immediately available funds, an additional Two Million Five Hundred Thousand Dollars ($2,500,000), and Purchaser shall deliver at the Closing a full recourse promissory note evidencing such indebtedness and bearing interest at eight percent (8%) per annum in the form attached hereto as EXHIBIT C (the "NOTE"),

            (c) Within forty-five (45) days after the last day of each calendar quarter during the four (4) year period after the date of Closing, Purchaser shall pay to Seller an amount



                                       3.

in cash equal to [...***...] of the gross revenues received by Purchaser during such quarter from or relating only to the sale of SAN InSite (or SAN InSite as rebranded by Purchaser).

           (d) In addition, Purchaser shall allocate a commercially reasonable value to the SAN InSite Software for purposes of Section 1.5(c) above when bundling the SAN InSite Software with other software, hardware, technology or services, and Purchaser shall not disproportionately discount the SAN InSite Software in relation to the same. Such payments shall be calculated in accordance with Purchaser's historic accounting principles and consistent with past practice.

           (e) Purchaser's obligations under subsection (c) above shall be subject to the following:

               (i) In no event shall the aggregate amounts paid to Vixel by Fujitsu Softek under subsection (c) exceed Five Million Dollars ($5,000,000).

               (ii) In the event of a Change of Control (as defined below), Fujitsu Softek shall require the purchaser of any sale referred to in (A), (B) or (C) of this Section 1.5(e)(ii) to be bound by the obligations set forth in
Section 1.5 by assignment or otherwise. A "CHANGE OF CONTROL" shall mean any transaction involving: (A) a sale by Fujitsu Softek (or any parent company of Fujitsu Softek) of all or substantially all of its assets; (B) a sale by Fujitsu Softek (or any parent company of Fujitsu Softek) of greater than fifty percent (50%) of its outstanding voting power; or (C) a sale or transfer by Fujitsu Softek of all, substantially all or a significant portion of the Acquired Assets.

        1.6 TAXES. Purchaser shall bear and pay for any tax, excluding any tax based on the net worth or income of Seller or similar taxes imposed on Seller, that may become payable by either Purchaser or Seller in connection with the sale of the Acquired Assets to the Purchaser or in connection with this Transaction.

        1.7 ALLOCATION. At or prior to the Closing, the Purchaser, in its reasonable discretion, shall make a determination of the manner in which the consideration referred to in Sections 1.5(a), 1.5(b) and 1.5(c) is to be allocated among the Acquired Assets and shall set forth such allocation in a statement signed by Purchaser and provided to Seller. The allocation prescribed by such statement shall be conclusive and binding upon Purchaser and Seller for all purposes, and Seller and Purchaser shall not file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation.

        1.8 CLOSING. The closing of the Transactions (the "CLOSING") shall take place via overnight courier, facsimile or at the offices of Cooley Godward LLP in Kirkland, Washington, as mutually agreed between Purchaser and Seller. The Parties shall make every commercially reasonable effort to cause the Closing to occur on or before April 15, 2002, but in no event later than April 19, 2002 ("CLOSING DATE") unless mutually agreed to by the Parties.



----------
* Confidential Treatment Requested



                                       4.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE SELLER.

        Seller represents and warrants to Purchaser as of the date of this Agreement (except where expressly stated otherwise), that except as disclosed in the Disclosure Schedule attached as EXHIBIT B, the following statements are accurate in all material respects.

        2.1 AUTHORITY, BINDING, NATURE OF THE AGREEMENT. Seller has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by Seller has been duly authorized by all necessary action on the part of Seller. Upon the execution and delivery of this Agreement, this Agreement will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

        2.2 DUE ORGANIZATION; GOOD STANDING; RECORDS. Vixel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. To Seller's knowledge, Seller has provided or made available to Purchaser all material documents and corporate records necessary to fulfill Purchaser's obligations hereunder.

        2.3 ACCESS. Seller has to its knowledge satisfactorily made all material information, assets, books, records, contracts and employees of the Seller available to Purchaser regarding the business, operations and legal affairs of Seller as they relate to the SAN InSite Business.

        2.4 TITLE TO TANGIBLE ASSETS AND ASSIGNED CONTRACTS. Seller owns, and has good and valid title to all tangible personal property listed on Schedule 1.1(b) that is designated as owned by Seller, and to the rights of Seller under the Contracts assigned to Purchaser under this Agreement including, without limitation, rights under Contracts relating to Transferred Customers and Transferred Technology.

        2.5 BROKERS. Except for a broker's fee payable to Needham & Co., Seller has not become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

        2.6 INTELLECTUAL PROPERTY.

            (a) As of the date of this Agreement to the knowledge of Seller: (i) with respect to the SAN InSite Software and the Acquired Assets, Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any third parties, and the Seller has never received any such charge, complaint, claim, demand, or notice alleging any interference, infringement or misappropriation, and (ii) no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights included in the SAN InSite Software.



                                       5.

            (b) Seller owns all right, title, and interest in and to the SAN InSite Software, free and clear of any Encumbrances; provided, that "owns" shall not be deemed to create any warranty of noninfringement greater or lesser than that granted by Seller in subsection (a) above.

            (c) The SAN InSite Software, when combined with the Transferred Technology and the Non-Transferred Technology listed as being required to compile SAN InSite on Schedule 1.2, is the complete codebase necessary to compile and operate an executable object code program and except for version 4.0 will possess the features, functionality and performance described in the Specifications attached as Schedule 2.6.

            (d) The SAN InSite Software (except version 4.0) shall in all material respects conform to the Specifications attached as Schedule 2.6.

            (e) Except as specifically set forth in Section 2.4 and this Section 2.6, the Acquired Assets are and shall be provided strictly on an "as-is" basis. Except as specifically set forth in this Section 2.6, to the maximum extent allowable by law, Seller hereby specifically disclaims all warranties, whether express, implied or statutory, including, without limitation, any: (i) warranty of merchantability, (ii) warranty of fitness for a particular purpose, (iii) warranty arising from course of performance, course of dealing or usage of trade, and/or (iv) warranty of title or non-infringement, and Purchaser has relied on no other warranty of Seller in entering into this Agreement.

        2.7 GOVERNMENTAL AUTHORIZATION, ETC. No Governmental Authorization from any Governmental Body is required in connection with the valid execution and delivery of this Agreement, or the consummation of any other transaction contemplated hereby. To Seller's knowledge, Seller is not in violation of any applicable statute, rule, regulation, order or restriction of any Governmental Body in respect of the conduct of its business or the ownership of its properties, which violation would materially and adversely affect the SAN InSite Business.

        2.8 LITIGATION. There are no Proceedings pending, or to Seller's knowledge, threatened against, or materially adversely affecting the SAN InSite Business or any of the Acquired Assets, at law or in equity, or before or by any Governmental Body, nor is Seller aware of any unasserted Proceeding, the assertion of which is probable, which would materially affect the SAN InSite Business or any of the Acquired Assets. Seller is not in default under or in violation of any order, writ, injunction, or decree of any Governmental Body that affects the SAN InSite Business or the Acquired Assets.

        2.9 CONTRACTS. To Seller's knowledge, except as disclosed in Section 2.9 of the Disclosure Schedule:

            (a) No Person has breached any Contract to which Seller is a party, which will be transferred in connection with the Transactions;

            (b) No event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (i) result in a violation or breach of any of the provisions of any Contract to be transferred under this Agreement; (ii) give any Person the right to declare a default or exercise any remedy under any Contract to be transferred under this Agreement;



                                       6.

(iii) give any Person the right to accelerate the maturity or performance of any Contract to be transferred under this Agreement; or (iv) give any Person the right to cancel, terminate or modify any Contract to be transferred under this Agreement;

            (c) Seller has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential breach of any Contract to be transferred under this Agreement; and

            (d) Seller has not waived any right under any Contract to be transferred under this Agreement.

        2.10 NON-CONTRAVENTION. Except as disclosed in Section 2.10 of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation or performance of any of the Transactions, will directly or indirectly:

            (a) Contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or exercise any remedy or obtain any relief under any applicable statute, rule, regulation, order or restriction of any Governmental Body;

            (b) Contravene, conflict with or result in a violation or breach of, or result in a default under, any material provision of any Contract to be transferred by Seller to the Purchaser under this Agreement; or

            (c) Give any Person the right to (i) declare a default or exercise any remedy under any Contract to be transferred under this Agreement; (ii) accelerate the maturity or performance of any Contract to be transferred under this Agreement; or (iii) cancel, terminate or modify any Contract to be transferred under this Agreement.

        2.11 ABSENCE OF CHANGES. Except as disclosed in Section 2.11 of the Disclosure Schedule, as may be updated by Seller prior to the Closing, from the date of the Agreement until the date of Closing:

            (a) There shall not have been any material adverse change in, and no event has occurred that might have a material adverse effect on, the business, condition, assets, liabilities, operations or financial performance of the SAN InSite Business;

            (b) There shall not have been any material loss, damage or destruction to any of the Acquired Assets (whether or not covered by insurance);

            (c) Seller shall not have sold or otherwise transferred, or leased or licensed, any asset used primarily in the SAN InSite Business to any Person other than in the Ordinary Course of Business; and

            (d) Seller shall not have entered into any transaction outside the Ordinary Course of Business with respect to the SAN InSite Business.



                                       7.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

        Purchaser represents and warrants, to and for the benefit of the Seller, as follows:

        3.1 AUTHORITY; BINDING NATURE OF AGREEMENT. Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by Purchaser has been duly authorized by all necessary action on the part of Purchaser. Upon execution and delivery of this Agreement, this Agreement will constitute the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

        3.2 BROKERS. Purchaser has not become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

SECTION 4. PRE-CLOSING COVENANTS OF SELLER.

        Seller agrees that, between the date of this Agreement and the Closing:

        4.1 OPERATION OF BUSINESS. Seller shall ensure that, unless otherwise consented to in writing by Purchaser, during the period beginning on the date Seller executes this Agreement and ending on the Closing Date:

            (a) Seller operates the SAN InSite Business in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

            (b) Seller will use reasonable efforts: (i) to preserve intact the current organization of the SAN InSite Business, (ii) to maintain relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships with Seller related to the SAN InSite Business, and (iii) to promptly repair, restore or replace any Acquired Assets that are destroyed or damaged;

            (c) The officers of Seller confer regularly with Purchaser concerning operational matters and otherwise report regularly to the Purchaser concerning the status of the SAN InSite Business, its condition and its assets, liabilities, operations and financial performance;

            (d) Seller does not permit any of the Acquired Assets to become bound by any Contract other than this Agreement and Contracts entered into in the Ordinary Course of Business;



                                       8.

            (e) Seller does not incur, assume or otherwise become subject to any Liability on behalf of the SAN InSite Business, except for current liabilities incurred in the Ordinary Course of Business;

            (f) With respect to the SAN InSite Business, the Seller does not enter into any transaction or take any other action outside the Ordinary Course of Business; and

            (g) Seller does not enter into any transaction or take any other action that might cause or constitute a breach of any representation or warranty made by the Seller in this Agreement.

        4.2 CONFIDENTIALITY. Seller shall hold in strict confidence, and shall cause each of its Representatives to hold in strict confidence, all documents and information obtained with respect to Purchaser. Seller shall not permit any of such documents or information to be improperly utilized or to be disclosed or conveyed to any other Person; and Seller shall otherwise comply in all respects with the provisions of that certain letter agreement between Seller and Purchaser dated November 1, 2001 (the "CONFIDENTIALITY LETTER AGREEMENT"). Without limiting the generality of the foregoing, Seller shall not disclose to any Person, and shall not permit any of its Representatives to disclose to any Person, the existence of this Agreement or any of the terms or provisions hereof. Notwithstanding the provisions of this Section 4.2, Seller (a) will be permitted to furnish and otherwise disclose such documents and information to those of its Representatives who are advised or otherwise made aware that such documents and information are confidential; and (b) will be permitted to furnish and otherwise disclose such documents and information to the extent Seller or any of its Representatives determines in good faith that disclosure thereof may be required by any law, regulation, judicial order, administrative order, subpoena, interrogatory, discovery request, investigative demand or other legal requirement or legal process, including, without limitation, any disclosures required under the U.S. federal securities laws.

        4.3 CONSENTS, PERMITS, WAIVERS, ETC. Seller shall use commercially reasonable efforts to obtain any and all Consents necessary or appropriate for consummation of the Transactions (except as may properly be obtained subsequent to Closing). In particular, but without limitation, Seller shall use commercially reasonable efforts to obtain the required Consent to assign the Reseller Agreement with [...***...] referenced in Schedule 1.1(c); however, the parties hereby agree that if such Consent to assign such agreement is not granted, the agreement with [...***...] shall be deemed an Excluded Asset and [...***...] shall be added to the list of customers in Schedule 1.4, in which event, Vixel agrees to terminate the agreement in accordance with the sixty (60) day notice term, but shall retain the right to fulfill any validly placed order by [...***...] for the SAN InSite Software during such termination notice period.

        4.4 CONDITIONS. Seller shall use commercially reasonable, good faith efforts to ensure that the conditions set forth in Section 6 of this Agreement are satisfied on a timely basis.



----------
* Confidential Treatment Requested




                                       9.

SECTION 5. PRE-CLOSING COVENANTS OF THE PURCHASER.

        Purchaser agrees that, between the date of this Agreement and the
Closing:

        5.1 COOPERATION. Purchaser shall cooperate fully with Seller on a timely basis, and shall provide Seller with such assistance as Seller may reasonably request on a timely basis, for the purpose of facilitating the performance by Seller of its obligations under this Agreement.

        5.2 CONFIDENTIALITY. Purchaser shall hold in strict confidence, and shall cause each of its Representatives to hold in strict confidence, all documents and information obtained with respect to Seller. Purchaser shall not permit any of such documents or information to be improperly utilized or to be disclosed or conveyed to any other Person; and Purchaser shall otherwise comply in all respects with the provisions of the Confidentiality Letter Agreement. Without limiting the generality of the foregoing, Purchaser shall not disclose to any Person, and shall not permit any of its Representatives to disclose to any Person, the existence of this Agreement or any of the terms or provisions hereof. Notwithstanding the provisions of this Section 5.2, Purchaser, (a) will be permitted to furnish and otherwise disclose such documents and information to those of its Representatives who are advised or otherwise made aware that such documents and information is confidential; and (b) will be permitted to furnish and otherwise disclose such documents and information to the extent Purchaser or any of its Representatives determines in good faith that disclosure thereof may be required by any law, regulation, judicial order, administrative order, subpoena, interrogatory, discovery request, investigative demand or other legal requirement or legal process.

        5.3 INVESTIGATION. In conducting its investigation of the business, operations and legal affairs of Seller, Purchaser shall not interfere in any manner with the business or operations of Seller or with the performance of any of Seller's employees.

        5.4 OFFER OF EMPLOYMENT. Purchaser shall offer employment at its sole discretion to any of the employees of Seller set forth on Schedule 5.4; provided that Purchaser shall offer employment to the five (5) key employees designated on Schedule 5.4. The terms of each such employment offer, when considered as a package, shall be substantially similar to or more favorable than the terms of the applicable employee's employment with Seller (but not including benefits due to such employees as a result of stock options granted to any employee by Seller). Purchaser shall not assume any obligations of Seller relating to such employees that arise prior to the Closing. In addition, Seller shall use good faith, commercially reasonable efforts to cooperate with Purchaser's efforts to conclude employment agreements with employees listed on Schedule 5.4; provided, however, this provision shall not be interpreted to create any obligation on Seller to provide additional consideration or compensation to such employees.

        5.5 CONDITIONS. Purchaser shall use commercially reasonable efforts to ensure that the conditions set forth in Section 7 of this Agreement are satisfied on a timely basis.

SECTION 6. CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATION TO CLOSE.

        Purchaser's obligation to purchase the Acquired Assets and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the



                                      10.

Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in writing):

        6.1 ACCURACY OF REPRESENTATIONS. The representations and warranties made by Seller in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of Closing. Notwithstanding the foregoing, with respect to the representations and warranties relating to Contracts to be transferred in Section 2.9 above, such condition precedent shall only apply to Contracts which are material to the operation of the SAN InSite Business. All Exhibits and Schedules shall be accurate as of the Closing, and no material inaccuracy in the Schedules shall have been discovered by Purchaser.

        6.2 PERFORMANCE. Seller shall have performed, in all material respects, all obligations required by this Agreement to be performed by Seller on or before the Closing.

        6.3 NO INJUNCTION. There shall not be in effect, at the Closing, any injunction or other binding order of any court or other tribunal having jurisdiction over Purchaser that prohibits the purchase of the Acquired Assets by Purchaser.

        6.4 DELIVERY OF DOCUMENTS. Each of the following shall have been executed by Seller or delivered by Seller, as applicable:

            (a) Such bills of sale, endorsements, assignments and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Acquired Assets, except where the failure to transfer any item will not have a material adverse effect on the Purchaser or the operation of the SAN InSite Business; and

            (b) Such other documents as Purchaser may reasonably request for the purpose of: (i) evidencing the accuracy of Seller's representations and warranties, (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, (iii) evidencing satisfaction of any condition referred to in this Section 6, or (iv) otherwise facilitating the consummation or performance of any of transactions contemplated under this Agreement.

        6.5 ACCEPTANCE OF EMPLOYMENT. Not less than two-thirds of the employees of Seller that are offered employment by Purchaser pursuant to Section 5.4 shall have accepted such offers, including not less than three (3) of the five (5) key employees designated on Schedule 5.4.

        6.6 CERTIFICATION. The source code of SAN InSite for versions 3.5 and
4.0 have been certified pursuant to the Certification Procedures set forth in
Schedule 6.6.

        6.7 TRANSFER OF ACQUIRED ASSETS. Upon payment by Purchaser of the amount due under Section 1.5(a) to Seller, Seller shall transfer to Purchaser the title to the Acquired Assets; provided, that the SAN InSite Software shall be transferred electronically by FTP from a system owned by Seller to a system located in California owned by Purchaser. In the event that such electronic transfer cannot be accomplished:



                                      11.

            (a) Seller shall download the SAN InSite Software from a system located in Washington owned by Seller to a portable computer disk,

            (b) The SAN InSite Software on such computer disk shall be installed on a Purchaser-owned system located in California by an employee or agent of Seller, and

            (c) Seller's employee or agent shall thereafter retain the computer disk and shall return to Washington with such computer disk.

            (d) Upon Purchaser's confirmation of receipt of the SAN InSite Software pursuant to this Section 6.8, Seller shall destroy any and all copies of SAN InSite Software in its possession and certify in writing satisfactory to Purchaser that it has done so.

        6.8 FACILITIES LEASE. In the event that Purchaser is not able to lease sufficient facilities in proximity to Vixel by the Closing Date, Seller agrees to lease sufficient facilities to Purchaser at commercially reasonable terms and rates,

        6.9 NO MATERIAL ADVERSE CHANGE. As of the Closing, there shall have been no material adverse change in the business, condition, assets, liabilities, operations or financial performance of the SAN InSite Business since the date of this Agreement.

SECTION 7. CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATION TO CLOSE.

        The obligation of Seller to cause the Acquired Assets to be sold to Purchaser and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part, in writing):

        7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth in Section 3 shall be accurate in all material respects as of the date of this Agreement and as of the Closing.

        7.2 PERFORMANCE. Purchaser shall have performed, in all material respects, all obligations required by this Agreement to be performed by Purchaser on or before the Closing.

        7.3 NO INJUNCTION. There shall not be in effect, at the Closing, any injunction or other binding order of any court or other tribunal having jurisdiction over any Seller that prohibits the sale of the Acquired Assets to Purchaser.

        7.4 DELIVERY OF DOCUMENTS AND PURCHASE CONSIDERATION. Each of the following shall have been executed or delivered by Purchaser, as applicable:

            (a) The portion of the purchase price for the Acquired Assets set forth in Section 1.5(a) and the Note described in Section 1.5(b) of this Agreement; and

            (b) Such other documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of Purchaser's representations and warranties, (ii) evidencing the



                                      12.

performance by Purchaser of, or compliance by Purchaser with, any covenant or obligation required to be performed or complied by Purchaser, (iii) evidencing satisfaction of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of transactions contemplated under this Agreement.

SECTION 8. POST-CLOSING COVENANTS.

        Purchaser and Seller covenant and agree as follows:

        8.1 INSPECTION RIGHTS. At any time and from time to time during the period beginning as of the Closing and ending on the date when all amounts due under Section 1.5(c) have been paid to Seller, Seller shall have the right (a) to inspect the books and records of Purchaser relating to the SAN InSite Business; and (b) to review such financial information of Purchaser as is reasonably requested by Seller and as relates to the SAN InSite Business.

        8.2 ORDERLY TRANSITION. Seller shall use commercially reasonable efforts to assist Purchaser in ensuring an orderly transition of each employee of Seller that accepts Purchaser's offer of employment pursuant to Section 5.4.

        8.3 MAINTENANCE SUPPORT. On an ongoing basis, upon Seller's request, Purchaser agrees to provide maintenance support for customers listed on Schedule
1.4 using the SAN InSite Software on a time-and-materials basis at a rate of [...***...] per hour. Subsequent to the Closing, Seller and Purchaser shall execute a brief support services agreement setting forth the above material terms and other terms customary to limited subcontracting support relationships. Purchaser may elect to terminate providing such services but in such event must provide Seller with the source code, technology and transition assistance necessary only to enable Seller to meet its support obligations.

        8.4 FURTHER ASSURANCES. Seller from time to time after the Closing Date, at Purchaser's request, will execute, acknowledge, and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications, and further assurances as Purchaser may reasonably require in order to effect the transactions described herein.

        8.5 NON-TRANSFERRED TECHNOLOGY. Seller agrees to use timely, commercially reasonable efforts to obtain consent to assignment of the agreements for the Non-Transferred Technology listed in Schedule 1.2. In the event Seller is not able to obtain such consent, Seller agrees to pay fifty percent (50%) of the cost of obtaining necessary rights to the Non-Transferred Technology for Purchaser. Upon Purchaser's request, Seller shall use commercially reasonable efforts to provide access to Non-Transferred Technology to the extent it is legally allowed to do so at Seller's facilities prior to resolution and determination of the ability to assign.



----------
* Confidential Treatment Requested



                                      13.

SECTION 9. TERMINATION OF AGREEMENT.

        9.1 RIGHT TO TERMINATE AGREEMENT. This Agreement may be terminated, provided the Closing has not occurred:

            (a) By the mutual agreement of Seller and Purchaser;

            (b) By Purchaser, at its election, at any time after the Closing Date, if any conditions set forth in Section 6 shall not have been satisfied or waived (other than as a result of any failure on the part of Purchaser to comply with or perform any covenant or agreement of Purchaser set forth in this Agreement or in any other instrument or agreement delivered to Seller by Purchaser);

            (c) By Seller, at its election, at any time after the Closing Date, if any condition set forth in Section 7 shall not have been satisfied or waived (other than as a result of any failure on the part of Seller to comply with or perform any covenant or agreement of Seller set forth in this Agreement or in any other instrument or agreement delivered by Seller to Purchaser); or,

            (d) By Seller, at its election, at any time ten (10) days after the Closing Date if Purchaser has not either terminated the Agreement under Section 9.1(b) above or effected the Closing because conditions set forth in Section 6 have not been satisfied or waived; provided, that if causing the condition to occur is within Seller's control, Seller shall be obligated to cause such condition to occur except if: (i) the condition is Acceptance of Employment in
Section 6.5 in which event Seller shall only be obligated to meet its general covenant obligations in Section 4; or (ii) causing such condition to occur would expose Seller to liability in excess of one million dollars ($1,000,000) or require Seller to expend more than one million dollars ($1,000,000). Notwithstanding the foregoing, if the occurrence of such condition is within Seller's control and not excepted under subsections (i) or (ii) above, Seller may still terminate this Agreement and all its obligations and liability hereunder by making payment to Purchaser of liquidated damages in the amount of two hundred and fifty thousand dollars ($250,000).

        9.2 EFFECT OF TERMINATION. Upon the termination of this Agreement pursuant to Section 9.1:

            (a) Purchaser shall promptly cause to be returned to Seller and Seller's Representatives all documents and information obtained in connection with this Agreement and the transactions contemplated by this Agreement and all documents and information obtained in connection with Purchaser's investigation of the SAN InSite Business, including any copies made by Purchaser or any of Purchaser's Representatives of any such documents or information;

            (b) Seller shall promptly cause to be returned to Purchaser and Purchaser's Representatives all documents and information obtained in connection with this Agreement and the transactions contemplated by this Agreement and all documents and information obtained in connection with Seller's investigation of Purchaser, including any copies made by Seller or any of Seller's Representatives of any such documents or information; and



                                      14.

            (c) All further obligations of the parties under this Agreement shall terminate; provided, however, that: (i) neither party shall be relieved of any obligation or Liability arising from any prior breach by such party of any provisions of this Agreement; (ii) Purchaser shall remain bound by the provisions of Section 5.2 for a three (3) year period after termination; (iii) Seller shall remain bound by the provisions of Section 4.2 for a three (3) year period after termination; and (iv) both Purchaser and Seller shall remain bound by the provisions of the Confidentiality Letter Agreement relating to Confidential Information (as defined therein).

SECTION 10. INDEMNIFICATION AND RELATED MATTERS.

        10.1 SELLER'S INDEMNITY OBLIGATIONS. Seller shall indemnify, defend and hold Purchaser harmless from and against any Damages suffered by Purchaser as a direct result of any claim of interference, infringement or misappropriation of Intellectual Property rights of a third party based on the SAN InSite Software as it existed as of the Closing; provided, however, that such indemnity coverage shall apply to a patent, only to the extent such patent was issued or published as of the Closing.

        10.2 PURCHASER'S INDEMNITY OBLIGATIONS. Purchaser shall indemnify, defend and hold Seller harmless from and against any Damages suffered by Seller as a direct result of any claim of interference, infringement or misappropriation of Intellectual Property rights of a third party to the extent arising as a result of Derivatives from the SAN InSite Software after the Closing or in connection with marketing or distribution after the Closing of the SAN InSite Software or Derivatives therefrom.

        10.3 DEFENSE OF THIRD PARTY ACTIONS.

             (a) If either party hereto (the "INDEMNITEE") receives notice or otherwise obtains knowledge of any Proceeding that may give rise to an indemnification claim against the other party hereto (the "INDEMNIFYING PARTY"), then the Indemnitee shall promptly deliver to the Indemnifying Party a written notice describing such Proceeding in reasonable detail.

The Indemnifying Party shall assume the defense of any such Proceeding with its own counsel and at its own expense, provided:

                  (i) The Indemnitee shall make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee's Representatives and that the Indemnifying Party considers necessary or desirable for the defense of such Proceeding;

                  (ii) The Indemnitee shall execute such documents and take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Proceeding;

                  (iii) The Indemnitee shall otherwise fully cooperate as reasonably requested by the Indemnifying Party in the defense of such Proceeding;



                                      15.

                  (iv) The Indemnitee shall not admit any liability with respect to such Proceeding; and

                  (v) The Indemnifying Party must obtain the written consent of Indemnitee to settle, adjust or compromise such Proceeding, not to be unreasonably withheld.

           (b) In the event that a judgment is finally upheld against the Indemnitee, then the Indemnifying party shall pay such judgment on behalf of the Indemnitee as well as any legal expenses it has incurred.

SECTION 11. NON-COMPETITION; SPECIFIC PERFORMANCE.

        11.1 COVENANT NOT TO COMPETE. In consideration for entering into this Agreement, for a period of five (5) years from the date of Closing (the "NONCOMPETE PERIOD"), Seller agrees that it shall not develop or produce software that competes directly with the SAN InSite Software, except with the consent of or a license from Purchaser, or as required to support existing customers of Seller under the license granted in Section 1.4. Notwithstanding the foregoing, this Section 11 shall not: (a) prevent Seller from developing or producing a command line interface-based Vixel switch management solution that would otherwise violate this Section 11; or (b) prevent a third party that acquires Seller from developing or producing software that would otherwise violate this Section 11.

        11.2 SPECIFIC PERFORMANCE. Seller recognizes and acknowledges that, in the event that it shall fail to perform its obligations under Section 11.1, money damages alone will not be adequate to compensate Purchaser for its injury and that Purchaser would be irreparably harmed. Seller therefore agrees and acknowledges that, in the event of such failure to perform its respective obligations under Section 11.1, Purchaser shall be entitled to seek specific performance of the terms of Section 11.1 or other similar equitable relief, including, without limitation, injunctive relief, without the necessity of posting bond or other security.

SECTION 12. MISCELLANEOUS PROVISIONS.

        12.1 MAXIMUM LIABILITY; LIMITATION ON LIABILITY.

             (a) OF SELLER. The total amount of the payments that Seller can be required to make under or in connection with this Agreement (excluding all indemnification payments required to be made to Purchaser and all amounts payable to any counsel retained by Seller in accordance with Section 10.1) shall be limited in the aggregate to the amount paid by Purchaser to Seller as of the date such liability arises and the cumulative liability of Seller shall in no event exceed such amount. Notwithstanding the foregoing, such limitation shall apply to any liability of Seller to the extent predicated on a breach of Seller's intellectual property warranties in Section 2.6(a).

             (b) OF PURCHASER. The total amount of the payments that Purchaser can be required to make under or in connection with this Agreement (excluding all indemnification payments required to be made to Seller and all amounts payable to any counsel retained by Purchaser in accordance with Section 10.2) shall, excluding any amounts paid as of the notice of



                                      16.

the claim date or payable as of the notice of the claim date or payable thereafter under Section 1.5 above, be limited in the aggregate to an amount not to exceed Five Hundred Thousand dollars ($500,000).

             (c) LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER ENTITY FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES OR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, UNDER ANY CAUSE OF ACTION, WHETHER FOR BREACH OF CONTRACT, TORT, OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY OR ITS AGENTS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

        12.2 EXPIRATION AND SURVIVAL OF CERTAIN COVENANTS. The covenants set forth in Sections 4 and 5 shall terminate and expire, and shall cease to be of any force or effect, as of the Closing or the termination of this Agreement pursuant to Section 9 above, and all Liability of the parties hereto with respect to such covenants shall thereupon be extinguished. The provisions of Sections 9.1(d), 9.2, 12.1, 12.2, 12.6, 12.7, 12.8, 12.9, 12.10, 12.12, 12.13,
12.14, 12.15, 12.16, 12.17, 12.18 and 12.19 shall survive termination of this
Agreement.

        12.3 TIME OF ESSENCE. Time is of the essence in this Agreement. Notwithstanding the foregoing, each Party shall be entitled to a cure period of thirty (30) days with respect to breach of its obligations to be performed after the Closing, except with respect to support obligations under Section 8.3, which shall be addressed in a separate agreement.

        12.4 MATERIALITY. For purposes of this Agreement and for purposes of EXHIBIT A to this Agreement, a Contract, change, breach, or other matter or event shall not be deemed to be "material" unless the existence or occurrence of such matter or event would, by itself, cause a reasonable purchaser or seller to reverse its decision to enter into a transaction of the type contemplated by this Agreement.

        12.5 COMPLIANCE WITH LAWS. Purchaser and Seller shall execute such agreements and other documents, and shall take such other actions, as the other party may reasonably request (prior to, at or after the Closing) for the purpose of ensuring that the transactions contemplated by this Agreement are carried out in full compliance with the provisions of all applicable laws and regulations.

        12.6 PUBLICITY. No press release, notice, disclosure or other publicity disclosing the existence or terms of the Transactions shall be issued, given, made or otherwise disseminated by Purchaser or Seller without the written approval of the other Party. Notwithstanding the foregoing, each Party will be permitted to furnish and otherwise disclose such documents and information to the extent such Party or any of its Representatives determines in good faith that disclosure thereof may be required by any law, regulation, judicial order, administrative order, subpoena, interrogatory, discovery request, investigative demand or other legal requirement or legal process, including, without limitation, any disclosures required under the U.S. federal securities laws.



                                      17.

        12.7 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Washington, as applied to agreements entered into solely by Washington residents and performed entirely in Washington.

        12.8 ARBITRATION.

             (a) ELECTION OF ARBITRATION. Any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement (including any other agreement(s) contemplated hereunder), including, without limitation, any action or claim based on tort, contract, or statute (including any claims of breach or violation of statutory or common law protections from discrimination, harassment and hostile working environment), or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement ("CLAIM"), shall be resolved by final and binding arbitration before a single arbitrator ("ARBITRATOR") selected from and administered by JAMS (the "ADMINISTRATOR") in accordance with its then existing arbitration rules or procedures regarding commercial or business disputes. The arbitration hearing shall be held in Sunnyvale, California if instituted by Seller or in Seattle, Washington if instituted by Purchaser. Depositions may be taken and full discovery may be obtained in any arbitration commenced under this provision.

             (b) PROCEDURE. The Arbitrator shall, within fifteen (15) calendar days after the conclusion of the Arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The Arbitrator shall be authorized to award compensatory damages, but shall NOT be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering, or loss of consortium, (ii) to award punitive damages, or
(iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily imposed. The Arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief he or she deems just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance.

             (c) ALLOCATION OF COSTS. Each party shall bear its own attorney's fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the Administrator and the Arbitrator. Absent the filing of an application to correct or vacate the arbitration award, each party shall fully perform and satisfy the arbitration award within fifteen
(15) days of the service of the award.

             (d) By agreeing to this binding arbitration provision, the parties understand that they are waiving certain rights and protections which may otherwise be available if a Claim between the parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

        12.9 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given and duly delivered when received by the



                                      18.

intended recipient at the following address (or at such other address as the intended recipient shall have specified in a written notice given to the other party hereto):

                        if to Purchaser:

                        Fujitsu Software Technology Corporation
                        1250 East Arques Avenue
                        Sunnyvale, CA 94085
                        Attn:  Steven F.X. Murphy, President



                                      19.

                        with a copy to:

                        Fujitsu Software Technology Corporation.
                        M/S 109
                        1250 East Arques Avenue
                        Sunnyvale, CA 94085
                        Attn:  General Counsel


                        if to Seller:

                        Vixel Corporation
                        11911 North Creek Parkway South
                        Bothell, Washington  98011
                        Attn:  Kurtis L. Adams, Chief Financial Officer
                        Tel:  (425) 806-4000
                        Fax:  (425) 806-4050

                        with a copy to:

                        Cooley Godward LLP
                        5200 Carillon Point
                        Kirkland, Washington 98033-7356
                        Attn:  Gregory B. Abbott, Esq.
                        Tel:  (425) 893-7716
                        Fax:  (425) 893-7777

        12.10 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        12.11 ASSIGNMENT. Neither party hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person without the prior written consent of the other party hereto; provided, however, that (a) Seller may, upon notice to Purchaser, assign to any Person its right to receive all or any portion of the amount payable to Seller under Section 1.5 of this Agreement; and (b) Seller may, upon notice to Purchaser, assign its rights and delegate its obligations under this Agreement in connection with a sale or transfer of all or substantially all of its assets, or fifty percent (50%) or more of its voting power. The transfer of a license or sublicense of the SAN InSite Software under the licenses granted in Section 1.4 shall not constitute an assignment for purposes of this Section 12.11.

        12.12 PARTIES IN INTEREST. Nothing in this Agreement is intended to provide any rights or remedies to any Person (including any employee or creditor of Seller) other than the parties hereto.



                                      20.

        12.13 SEVERABILITY. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        12.14 OEM AGREEMENT. Upon the Closing, the Parties agree that this Agreement supersedes the OEM Agreement in its entirety (including any obligations of Fujitsu Softek to pay [...***...] on April 15, 2002 as well as any other amounts due) and that, upon the Closing, the OEM Agreement shall be terminated. At the time of such termination, all payments made by Purchaser to Seller under the OEM Agreement shall be deemed fully earned by Seller, and neither party shall have any further liability under the OEM Agreement and each Party shall release and forever discharge the other Party from any and all claims such Party may have arising in any way out of or relating to the OEM Agreement.

        12.15 NO IMPLIED REPRESENTATIONS. Purchaser and Seller acknowledge that, except as expressly provided in Sections 2 and 3 of this Agreement, neither party hereto, and none of the Representatives of either party hereto, has made or is making any representations or warranties whatsoever, implied or otherwise.

        12.16 ENTIRE AGREEMENT. This Agreement and the Confidentiality Letter Agreement set forth the entire understanding of Purchaser and Seller and supersede all prior and contemporaneous agreements and understandings, whether written or oral, between Purchaser and Seller relating to the subject matter hereof and thereof.

        12.17 WAIVER. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

        12.18 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of the parties hereto.

        12.19 INTERPRETATION OF AGREEMENT.

              (a) Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.



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* Confidential Treatment Requested



                                      21.

              (b) Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

              (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words "without limitation."

              (d) References herein to "Sections" and "Exhibits" are intended to refer to Sections of and Exhibits to this Agreement.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]





                                      22.

        Purchaser and Seller have caused this ASSET PURCHASE AGREEMENT to be executed as of April 4, 2002.



                                  FUJITSU SOFTWARE TECHNOLOGY CORPORATION

                                  By: /s/ STEVEN F. X. MURPHY
                                     ------------------------------------------
                                     Steven F. X. Murphy, President and
                                     Chief Executive Officer



                                  VIXEL CORPORATION


                                  By: /s/ JAMES M. McCLUNEY
                                     ------------------------------------------
                                     James McCluney, Chief Executive Officer



                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

                                    SCHEDULES


The following schedules and exhibits are not required to be filed pursuant to
Item 601 (b)(2) of Regulation S-K under the Securities Act of 1933, as amended. Vixel Corporation will furnish supplementally a copy of any omitted schedule or Exhibit to the Commission upon request.

Schedule 1.1: This schedule sets forth a description of the Acquired Assets.

Schedule 1.2: This schedule sets forth the agreements included in Non-Transferred Technology.

Schedule 1.4: This schedule sets forth certain customers of Vixel Corporation.

Schedule 2.6: This schedule sets for the specifications for the SAN InSite Software.

Schedule 5.4: This schedule sets forth the employees in the SAN InSite business group.

Schedule 6.6: This schedule sets forth the procedures for certifying the source code for the SAN InSite Software.

Exhibit B: This exhibit sets forth certain disclosures in connection with
Section 2 of the Agreement.

Exhibit C: This exhibit sets forth the form of promissory note to be executed by Fujitsu Softek in favor of Vixel Corporation.

                                    EXHIBIT A

                               CERTAIN DEFINITIONS


        For purposes of the Agreement (including this EXHIBIT A):

        AFFILIATE. "Affiliate" shall mean, with respect to any Person, and Person that controls, is controlled by, or is under common control with, such Person.

        AGREEMENT. "Agreement" shall mean the Asset Purchase Agreement to which this EXHIBIT A is attached (including the Disclosure Schedule), as it may be amended from time to time.

        CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        CONTRACT. "Contract" shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

        DAMAGES. "Damages" shall include any Liability, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, or cost (including any cost of investigation), only to the extent any of the foregoing are paid to any third party as a result of any third party claim or demand.

        DERIVATIVES. "Derivatives" shall mean: (a) any modification, selection, compilation, alteration or adaptation of or to any existing work that relies upon or is based upon any existing work; and/or (b) any invention, discovery, process, or method that derives from, reads on, incorporates, extends or continues any invention, discovery, process or method, as any of the foregoing are capable of protection under any intellectual property rights.

        DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of Closing) delivered to the Purchaser on behalf of the Seller, a copy of which is attached to the Agreement as EXHIBIT B and incorporated in the Agreement by reference.

        ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).



                                      A-1.

        ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

        GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

        GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

        INTELLECTUAL PROPERTY. "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and, (f) all computer software (including data and related documentation).

        LIABILITY. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

        ORDINARY COURSE OF BUSINESS. An action taken by or on behalf of the Seller shall not be deemed to have been taken in the "Ordinary Course of Business" unless:



                                      A-2.

            (a) such action is recurring in nature, is consistent with the past practices of the Seller and is taken in the ordinary course of the normal day-to-day operations of the Seller;

            (b) such action is taken in accordance with sound and prudent business practices; and

            (c) such action is not required to be authorized by the stockholders of the Seller, and does not require any other separate or special authorization of any nature.

        PERSON. "Person" shall mean any individual, Entity or Governmental Body.

        PROCEEDING. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

        REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

        TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any tax.

        TRANSACTIONS. "Transactions" shall mean (a) the execution and delivery of this Agreement, and (b) all of the transactions contemplated by this Agreement, including: (i) the sale of the Acquired Assets by the Seller to the Purchaser in accordance with the Agreement; (ii) the granting of the licenses in accordance with the Agreement; (iii) the assumption of the Assumed Liabilities by the Purchaser pursuant to the Agreement; and (iv) the performance by the Seller and the Purchaser of their respective obligations under this Agreement, and the exercise by the Seller, and the Purchaser of their respective rights under this Agreement.



                                      A-3.